As filed with the Securities and Exchange Commission on February 28, 2008
Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
Arbitron Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	52-0278528 (I.R.S. Employer Identification No.)

142 West 57th Street New York, New York (Address of Principal Executive Offices)	10019 (Zip Code)
ARBITRON INC. 1999 STOCK INCENTIVE PLAN
(Full Title of the Plan)
Timothy T. Smith, Esq.
Executive Vice President and Chief Legal Officer, Legal and Business Affairs, and Secretary
Arbitron Inc.
142 West 57th Street
New York, NY 10019
(Name and Address of Agent for Service)
(212) 887-1300
(Telephone Number, Including Area Code, of Agent for Service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
	Amount to be	Offering Price	Aggregate	Amount of
Title of Securities to be Registered	Registered(1)	Per Share	Offering Price	Registration Fee
Common Stock, par value $0.50 per share	400,000 shares	$41.42 (2)	$16,566,000 (2)	$651.04

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall be deemed to cover an indeterminate number of additional securities that may from time to time be offered or issued under the Arbitron Inc. 1999 Stock Incentive Plan to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on February 25, 2008.

PART I
EXPLANATORY NOTE
     The Company has adopted the Arbitron Inc. 1999 Stock Incentive Plan (the “1999 Plan”) and on October 22, 1999 registered 10,000,000 shares of Common Stock to be offered or sold to participants under the 1999 Plan pursuant to a Registration Statement on Form S-8 (File No. 333-89565). Pursuant to General Instruction E to Form S-8 (Registration of Additional Securities), 2,457,462 registered shares of Common Stock that had not been issued under the Ceridian Corporation 1993 Long-Term Incentive Plan (the “1993 Plan”) prior to its expiration were carried forward to, and deemed covered by, the Registration Statement on Form S-8 (File No. 333-89565) filed by the Company on October 22, 1999 in connection with the 1999 Plan. In addition, on February 28, 2001, pursuant to General Instruction E to Form S-8, 237,586 additional registered shares of Common Stock that had not been issued under the 1993 Plan prior to its expiration were carried forward to, and deemed covered by, a new Registration Statement on Form S-8 (File No. 333-56296) in connection with the 1999 Plan. Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), the number of shares registered under such registration statements decreased from 12,695,048 to 2,539,009 as a result of the Company’s one-for-five reverse stock split effected on March 30, 2001.
     On May 5, 2005, the Company registered an additional 1,665,000 shares of Common Stock to be offered or sold to participants under the 1999 Plan pursuant to a Registration Statement on Form S-8 (File No. 333-107195) filed pursuant to General Instruction E to Form S-8. This Registration Statement is being filed pursuant to General Instruction E to Form S-8 in order to register an additional 400,000 shares of Common Stock which may be offered or sold to participants under the 1999 Plan (as amended and restated on May 19, 1999, November 28, 2000, March 30, 2001, May 17, 2004, and May 15, 2007). The increase in the number of shares of common stock authorized for issuance under the 1999 Plan was approved by our stockholders at our 2007 annual meeting of stockholders held on May 15, 2007. Pursuant to General Instruction E to Form S-8, the contents of Registration Statement Nos. 333-89565, 333-56296, and 333-107195 are incorporated herein by reference except to the extent supplemented, amended or superseded by the information set forth herein. Only those Items of Form S-8 containing new information not contained in the earlier registration statements are presented herein.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
     Item 3. Incorporation of Documents by Reference.
     The registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:
     (a) The registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the registrant’s latest fiscal year for which such statements have been filed;
     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above; and

     (c) The description of the registrant’s Common Stock contained in the Registration Statement on Form S-4 (File No. 33-64089), including any amendments or reports filed for the purpose of updating such description.
     All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
     To the extent that any proxy statement is incorporated herein by reference, such incorporation shall not include any information contained in such proxy statement which is not, pursuant to the Commission’s rules, deemed to be “filed” with the Commission or subject to the liabilities of Section 18 of the Exchange Act.
     Item 5. Interests of Named Experts and Counsel.
     The validity of the shares of the registrant’s Common Stock registered hereby has been passed upon for the registrant by Timothy T. Smith, Esq., the registrant’s Executive Vice President and Chief Legal Officer, Legal and Business Affairs, and Secretary. Mr. Smith beneficially owns, or has rights to acquire under an employee benefit plan of the registrant, an aggregate of less than one percent of the Common Stock of the registrant.
     Item 8. Exhibits.
     The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.
     Item 9. Undertakings.
     1. Item 512(a) of Regulation S-K. The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     2. Item 512(b) of Regulation S-K. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     3. Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on this 28th day of February, 2008.

ARBITRON INC. a Delaware corporation
By:	/s/ Stephen B. Morris
Stephen B. Morris
Chairman, President, and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stephen B. Morris Stephen B. Morris	Chairman, President, and Chief Executive Officer (Principal executive officer)	February 28, 2008

/s/ Sean R. Creamer Sean R. Creamer	Executive Vice President of Finance and Planning and Chief Financial Officer (Principal financial and accounting officer)	February 28, 2008

*	Director	February 28, 2008
Shellye Archambeau

* David W. Devonshire	Director	February 28, 2008

* Philip Guarascio	Director	February 28, 2008

* William T. Kerr	Director	February 28, 2008

* Larry E. Kittelberger	Director	February 28, 2008

* Luis G. Nogales	Director	February 28, 2008

* Richard A. Post	Director	February 28, 2008

By:	/s/ Timothy T. Smith
Timothy T. Smith
As Attorney-in-fact (see Exhibit 24.1)

INDEX TO EXHIBITS

Number	Description

5.1	Opinion of Timothy T. Smith, Executive Vice President and Chief Legal Officer, Legal and Business Affairs, and Secretary of the Registrant regarding the legality of the securities being registered

10.1	Arbitron 1999 Stock Incentive Plan, as amended as of May 15, 2007 (Previously filed as Exhibit 10.2 to the registrant’s Quarterly Report on Form 10-Q for the Quarter ended as of June 30, 2007 and incorporated herein by reference)

23.1	Consent of Timothy T. Smith (included in Exhibit 5.1)

23.2	Consent of KPMG LLP

24.1	Powers of attorney